                                                                    EXHIBIT 10.4


                            TIMBER HARVEST AGREEMENT
                            ------------------------

                                    between

                         Anderson-Tully Timber Company

                                      and

                             Anderson-Tully Company


                                January 1, 1998

                               TABLE OF CONTENTS

                                                                            Page
                                   ARTICLE 1

                    Purposes of Agreement; Construction

   1.1  Purposes of this Agreement.........................................   2

                                   ARTICLE 2

                                  Definitions

   2.1  Certain Terms Defined..............................................   2
   2.2  Section References.................................................   2

                                   ARTICLE 3

                                Basic Agreement

   3.1   Timberlands Management............................................   2
   3.2   Harvest of Timber.................................................   2
   3.3   Term of Agreement.................................................   3
   3.4   Timberlands Subject to this Agreement.............................   3

                                   ARTICLE 4

                               Compliance, Etc.

   4.1   Compliance with Legal Requirements................................   3
   4.2   Indemnity.........................................................   4
   4.3   Responsibility for Contractors....................................   4
   4.4   Construction and Maintenance of Roads.............................   5

                                       I


                                   ARTICLE 5

                                 Harvest Plans

   5.1   Contents of Harvest Plan..........................................   5
   5.2   Requirements for Harvest Plan.....................................   6
   5.3   Changes in Harvest Plan Due to Unforeseen Circumstances...........   6
   5.4   Compliance With Reporting and other Legal Requirements............   7
   5.5   Marking Timber and Boundaries.....................................   7
   5.6   Interim Harvest Plan..............................................   8

                                   ARTICLE 6

                               Harvest of Timber

   6.1   Obligation to Harvest; Required Volumes...........................   8
   6.2   Stumpage Prices...................................................   8
   6.3   Payments..........................................................   9
   6.4   Scaling...........................................................  10
   6.5   Monthly Logging Reports...........................................  10
   6.6   Allocation of Costs; Payment of Taxes.............................  11
   6.7   Records...........................................................  11
   6.8   Disclaimer of Warranties..........................................  11
   6.9   Anderson-Tully's Right to Harvest Timber..........................  11

                                   ARTICLE 7

                             Logging Practices, Etc

   7.1   Logging Practices in General......................................  12
   7.2   Protection of Improvements; Boundaries; Access; Trespass..........  12
   7.3   Fire Safety; Environmental Matters................................  12
   7.4   Post-Harvest Cleanup..............................................  13
   7.5   Responsibility for Contractors....................................  13
   7.6   Notice of Violations..............................................  14
   7.7   Indemnity.........................................................  14
   7.8   Anderson-Tully Inspection; Claims Relating to Damage
          or Incomplete and/or Underutilized Harvest.......................  14

                                       II

                                  ARTICLE 8

                                Title Matters

   8.1   Anderson-Tully's Title to Timberlands.............................  15
   8.2   Timber Co.'s Rights to Cut........................................  16
   8.3   Title and Risk of Loss to Cut Timber..............................  16
   8.4   Grant of Access Rights............................................  16
   8.5   Timber Co. to Permit No Liens.....................................  17

                                  ARTICLE 9

                           Disposition of Timberlands

   9.1   No Transfer Without Timber Co. Consent; Exceptions................  17

                                  ARTICLE 10

                                   Insurance

  10.1   Timber Co. Insurance..............................................  18
  10.2   Timber Co. Contractors............................................  18
  10.3   Policy Terms of Timber Co. Insurance..............................  19
  10.4   Anderson-Tully Insurance..........................................  20
  10.5   Anderson-Tully Contractors........................................  20
  10.6   Policy Terms of Anderson-Tully Insurance..........................  21
  10.7   Claims............................................................  22

                                  ARTICLE 11

                  Suspension of Performance for Force Majeure

  11.1   Suspension of Obligations.........................................  22
  11.2   Extension of Time.................................................  22

                                  ARTICLE 12

                               Default; Remedies

                                      III

  12.1   Timber Co. Default................................................  22
  12.2   Anderson-Tully Default............................................  23
  12.3   Remedies..........................................................  24
  12.4   Termination.......................................................  24
  12.5   Right of Other Party To Perform...................................  24

                                 ARTICLE 13

         Arbitration of Disputes...........................................  25

                                  ARTICLE 14

                                  Assignment

  14.1   Assignment Prohibited.............................................  27
  14.2   Exception for Assignment to Corporate Successor...................  28
  14.3   Partial Assignment by Timber Co. Permitted........................  28

                                  ARTICLE 15

                                 Condemnation

  15.1   Effect of Condemnation............................................  28
  15.2   Condemnation Award................................................  29
  15.3   Notice............................................................  29

                                   ARTICLE 16

                                    Notices

  16.1   Notices...........................................................  29

                                   ARTICLE 17

                                 Miscellaneous

  17.1   Successors and Assigns............................................  30
  17.2   No Agency or Fiduciary Relationship...............................  30
  17.3   No Third-Party Beneficiaries......................................  30

                                       IV

  17.4   Attorneys' Fees...................................................  30
  17.5   Entire Agreement..................................................  30
  17.6   Amendments; Waiver................................................  31
  17.7   Governing Law.....................................................  31
  17.8   Counterparts......................................................  31
  17.9   Partial Invalidity................................................  31
  17.10  Further Assurances................................................  32
  17.11  Headings..........................................................  32
  17.12  Jurisdiction and Venue............................................  32

  Appendices and Exhibits

Appendix A   Defined Terms

Exhibit A    Harvest Plan Data Sheet and Price Sheet

                                       V

                            TIMBER HARVEST AGREEMENT
                            ------------------------


     THIS TIMBER HARVEST AGREEMENT (this "Agreement"), effective as of January 1, 1998, between Anderson-Tully Timber Company, a Mississippi corporation ("Timber Co."), and Anderson-Tully Company ("Anderson-Tully"), a Mississippi corporation,

                              W I T N E S S E T H:

     WHEREAS, Anderson-Tully owns and controls approximately 328,000 acres of timberlands (the "Timberlands") along the Mississippi River between Louisiana and Southern Illinois that are being held and managed for investment; and

     WHEREAS, Anderson-Tully has considerable expertise in the management of timberlands; and

     WHEREAS, the employees and officers of Timber Co. have considerable expertise in harvesting and merchandising timber and have secured Anderson-Tully Lumber Company ("Lumber Co.") and Anderson-Tully Veneers, L.P. ("Veneers, L.P.") and others as customers; and

     WHEREAS, Timber Co. desires to assure a steady and reliable source of raw materials for its customers; and

     WHEREAS, both parties hereto desire to enter into an agreement under which Anderson-Tully will manage the Timberlands and Timber Co. will harvest a portion of the Timber existing on the date hereof from the Timberlands and will make payments with respect to such harvested Timber under a contract governed by section 631(b) of the Internal Revenue Code of 1986, as amended (the "Code"), all as hereinafter more specifically provided.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Anderson-Tully and Timber Co. agree as follows:

                                   ARTICLE 1
                                   ---------

                      Purposes of Agreement; Construction
                      -----------------------------------

     1.1  Purposes of this Agreement.  The following (the "Agreement
          --------------------------
Purposes") are the major purposes of this Agreement:

          (a) to secure to Timber Co. a source of Merchantable Timber to supply raw materials for Lumber Co. and Veneers, L.P. and others; and

          (b) to secure to Anderson-Tully, during the Term hereof, treatment pursuant to (S) 631(b) of the Code and to harvest Anderson-Tully's Merchantable Timber.

                                    ARTICLE 2
                                    ---------

                                  Definitions
                                  -----------

     2.1  Certain Terms Defined.  As used in this Agreement, the terms listed in
          ---------------------
Appendix A attached hereto shall have the meanings set forth therein (such definitions to be equally applicable to the singular and plural forms of the terms defined).

     2.2  Section References.  Unless otherwise provided herein, all references
          ------------------
to numbered sections, articles or exhibits shall refer to the sections and articles of this Agreement and the exhibits attached to this Agreement.

                                    ARTICLE 3
                                    ---------

                                Basic Agreement
                                ---------------

     3.1  Timberlands Management.  Throughout the Term, Anderson-Tully shall
          ----------------------
manage and maintain, at its cost, all of the Timberlands in accordance with the terms and provisions of Article 4 and the other applicable terms and provisions of this Agreement and as may be amended from time to time.

     3.2  Harvest of Timber.  During the Term, Timber Co. shall harvest the
          -----------------
Merchantable Timber designated in the Harvest Plan to be harvested in the Term, in accordance with the applicable terms and provisions of Article 6 and the other applicable terms and provisions of this Agreement. Notwithstanding anything in this Agreement to the contrary, Anderson-Tully agrees that it shall have no right to receive any payments under this Agreement if such payments would cause Anderson-Tully to fail to qualify as a real estate investment trust (a "REIT") for federal income tax purposes.

     3.3  Term of Agreement.  The term of this Agreement (the "Term") shall
          -----------------
commence on January 1, 1998 (the "Commencement Date") and shall expire on December 31, 1998 (the "Expiration Date").

     3.4  Timberlands Subject to this Agreement.  The Timberlands subject to
          -------------------------------------
this Agreement designated in the Harvest Plan attached hereto shall be subject to this Agreement throughout the Term.

                                    ARTICLE 4
                                    ---------

                                Compliance, Etc.
                                ----------------

     4.1  Compliance with Legal Requirements.  (a)  Throughout the Term,
          ----------------------------------
Anderson-Tully at its expense shall comply in all material respects with all Applicable Laws now or hereafter in effect relating to the ownership, management and operation of the Timberlands including applicable Environmental Laws, except to the extent such compliance is the responsibility of Timber Co. pursuant to the applicable terms and provisions of Article 7 and the other applicable terms and provisions of this Agreement. Without limiting the generality of the foregoing, Anderson-Tully shall prepare and file with the applicable Governmental Authorities all notices, reports, applications, statements or other filings required under Applicable Laws, and shall obtain, as and when required under Applicable Laws, all Governmental Approvals relating to the ownership, management and operation of the Timberlands (except those for which Timber Co. is responsible pursuant to Section 5.4). Promptly upon Timber Co.'s request, Anderson-Tully shall deliver to Timber Co. copies of all required Governmental Approvals or other reasonable evidence of Anderson-Tully's compliance with such Applicable Laws. Anderson-Tully shall keep Timber Co. generally apprised of material notices to or filings with Governmental Authorities given or made by Anderson-Tully.

     4.2  Indemnity.  Anderson-Tully hereby agrees to indemnify, save, defend
          ---------
and hold harmless Timber Co. and its officers, agents, contractors, subcontractors, licensees, invitees and employees ("Timber Co. Indemnified Parties") from all loss, cost, liability and expense resulting from injury to or death of any person or persons (including, without limitation, Timber Co.'s officers, agents, contractors, subcontractors, licensees, invitees and employees), or destruction of or damage to property (including, without limitation, the property of any Timber Co. Indemnified Party), or any other claim of a third party against any Timber Co. Indemnified Party, arising out of or connected with, either directly or indirectly, the performance by Anderson-Tully of its obligations hereunder, the presence on the Timberlands of Anderson-Tully or any partner, officer, agent, employee, contractor, subcontractor, licensee or invitee of Anderson-Tully, or the condition of the Timberlands or any portion thereof or improvement thereon, including, without limitation, the presence on the Timberlands of any hazardous substances or the failure of the Timberlands to comply with Applicable Laws, except to the extent such injury, death, destruction, damage or other claim is caused by the negligence or willful misconduct of Timber Co. or the breach by Timber Co. of its obligations under this Agreement or is the subject of Timber Co.'s indemnification obligation under Section 7.7. The obligations of Anderson-Tully under this Section 4.2 shall survive the expiration or termination of this Agreement.

     4.3  Responsibility for Contractors.
          ------------------------------

          (a) In the event that Anderson-Tully contracts with a contractor or subcontractor of any tier to perform any portion of the Timber management operations described in this Agreement as being performed by Anderson-Tully, it shall ensure that any such contractor or subcontractor shall be made aware of and shall abide by all pertinent provisions of this Agreement.

          (b) All obligations, duties, liabilities, and responsibilities of Anderson-Tully arising pursuant to the provisions of this Agreement, or otherwise in law or in equity, shall apply with equal force to the employees, agents, contractors of any tier, licensees and suppliers of Anderson-Tully involved in operations hereunder where the context permits, and Anderson-Tully shall be responsible and liable to Timber Co. for the activities of such parties.

          (c) Specific use of the terms "subcontractor," "agent," "contractor," and the like in certain sections of this Agreement, and omissions of such terms in other sections, shall not be deemed to nullify or restrict the force and effect of this Section only to such sections where such terms are specifically used. Use of the term "Anderson-Tully" in any section giving rise to duties or obligations of Anderson-Tully shall be deemed to include the subcontractors, agents, contractors, employees, and licensees of Anderson-Tully where context permits.

     4.4  Construction and Maintenance of Roads.  Anderson-Tully shall, at its
          -------------------------------------
expense, design, construct and (except as otherwise provided in Section 7.8(b)) maintain, or shall cause its hunting club tenants and/or contractors to design, construct and maintain, the present system of roads throughout the Timberlands. Timber Co. shall, at its expense, design, construct and maintain or obtain all applicable permits necessary for all roads or river transportation sites necessary for logging, log loading, and log transportation. Notwithstanding the foregoing, to the extent it is customary for logging contractors to construct temporary logging roads or perform road maintenance work in connection with logging operations or construct and maintain river transportation loading sites, Timber Co. may arrange for logging contractors to perform such work; in such cases, the costs of such work will be borne by Timber Co.

                                    ARTICLE 5
                                    ---------

                                 Harvest Plans
                                 -------------

     5.1  Contents of Harvest Plan.  Anderson-Tully shall prepare and deliver to
          ------------------------
Timber Co., no later than January 31, 1998, a Harvest Plan (a "Harvest Plan") for the Term. The Harvest Plan shall include, for each Block included therein and for the Term, the following information:

          (a) A listing (a "Harvest Plan Data Sheet"), broken down by Block, of each Compartment proposed to be harvested, and showing for each such Compartment
(i) the acreage; (ii) the estimated volumes to be harvested of each Fiber Category in such Compartment, and the estimated volumes of each specie to be harvested in such Compartment (excluding Products which are estimated to constitute less than five percent (5%) of the total volume of a Fiber Category in such Compartment); and (iii) whether such Compartment is available for harvest throughout the Term or stating the portion of the Term when the Compartment will be available for harvest. Each Harvest Plan Data Sheet shall describe any known special restrictions or procedures (such as procedures to protect any environmentally-sensitive areas) which will affect harvest operations; and

          (b) A summary compilation of the data set forth in the Harvest Plan Data Sheets (a "Harvest Plan Summary"), broken down by Block and showing totals for the Timberlands subject to the Harvest Plan, listing the following information: (i) estimated volumes of each Fiber Category and (ii) estimated volumes of each specie within each Fiber Category.

     5.2  Requirements for Harvest Plan.  The Harvest Plan shall be consistent
          -----------------------------
with the following requirements:

          (a) The Harvest Plan shall be consistent with the Agreement Purposes and shall provide for the harvest of 110 million board feet of saw timber and 660,000 tons of pulpwood; and

          (b) If harvest operations in some but not all Compartments are expected to be materially affected by high water or winter weather, the Harvest Plan shall include a sufficient number of Compartments which are located in areas where harvest operations may be performed in high water or winter weather to permit Timber Co. to harvest the volumes contemplated by the Harvest Plan.

     5.3       Changes in Harvest Plan Due to Unforeseen Circumstances.
               -------------------------------------------------------

          (a) In the event that, at any time, landslide, mudslide, high water, subsidence or any other cause of damage to or blockage of a road or river materially impairs access to a Compartment which is to be harvested during the Term or if any Force Majeure would materially impair harvest operations on such Compartment, and either party reasonably believes that suitable access for harvest equipment and logging trucks will not be available, or that the impairment of harvest operations will not be corrected, in time to complete the harvest of the affected Compartment during the Term, then the Harvest Plan shall be modified to delete the affected Compartment and substitute in its place a Compartment or Compartments which is or are generally comparable in volumes, types, and species of Merchantable Timber available for harvest. Such substitute Compartment or Compartments shall be selected by mutual agreement and the Harvest Plan shall be deemed modified to reflect such substitution.

          (b) In the event that, at any time during the Term, Timber Co. reasonably believes that the Compartments which are to be harvested during the Term will produce materially different volumes of any one or more species or Fiber Categories than the volumes reflected in the Harvest Plan, then Timber Co., upon request to Anderson-Tully, shall have the right to modify the Harvest Plan by substituting alternative Compartments. Upon receipt of such request, Anderson-Tully shall cooperate with Timber Co. in identifying alternative Compartments for harvest that will more nearly conform to the terms of the Harvest Plan. Any modification to the Harvest Plan made pursuant to this Section 5.3(b) shall be reflected in a written instrument, signed by both parties, in which the parties indicate their consent to such modification.

          (c) Any changes to the Harvest Plan pursuant to this Section 5.3 shall be consummated only upon the receipt of an opinion of counsel to the effect that such change will not adversely affect the status of Anderson-Tully as a REIT for federal income tax purposes.

     5.4  Compliance With Reporting and other Legal Requirements.  In the event
          ------------------------------------------------------
that Applicable Law requires that any Governmental Authority or other Person receive any notice, plan or information regarding a contemplated harvest of forest products or requires that any Governmental Approval be obtained in connection therewith or requires any other action respecting a contemplated harvest, Timber Co. shall take all actions necessary to comply in all material respects with such Applicable Law. Anderson-Tully shall provide such cooperation as may be necessary to enable Timber Co. to so comply, but Anderson-Tully shall not be required to incur any material expense in providing such cooperation. Promptly upon Anderson-Tully's request, Timber Co. shall deliver to Anderson-Tully copies of all required Governmental Approvals or other reasonable evidence of Timber Co.'s compliance with such Applicable Laws.
Timber Co. shall keep Anderson-Tully generally apprised of material notices to or filings with Governmental Authorities given or made by Timber Co.

     5.5  Marking Timber and Boundaries.  Prior to Timber Co.'s commencement of
          -----------------------------
harvest operations on any Compartment, Anderson-Tully shall mark as needed the Compartment boundaries and any environmentally sensitive areas on or adjacent to the Compartment and, if the Compartment is to be selectively harvested, Anderson-Tully shall mark the trees to be cut or shall provide a description of the method by which Timber Co. is to determine which trees are to be cut (collectively, "Site Marking"). Timber Co. will give notice to Anderson-Tully of the date on which Timber Co. proposes to commence harvest operations on a Compartment and Anderson-Tully shall commence the Site Marking of such Compartment prior to commencement of harvest.

     5.6  Interim Harvest Plan.  Anderson-Tully shall prepare and deliver
          --------------------
to Timber Co., no later than December 31, 1997, a plan (an "Interim Harvest Plan"). The Interim Harvest Plan shall include, for each Block included in such Interim Harvest Plan and for the month of January 1998, information similar to that required to be included in the Harvest Plan pursuant to Section 5.1. The rights and obligations of the parties under this Agreement with respect to the Harvest Plan shall similarly apply to the parties with respect to the Interim Harvest Plan.

                                   ARTICLE 6
                                   ---------

                               Harvest of Timber
                               -----------------

     6.1  Obligation to Harvest; Required Volumes.
          ---------------------------------------

          (a) Anderson-Tully shall permit Timber Co. to cut and remove, and Timber Co. shall cut and remove, the Merchantable Timber to be harvested in accordance with the Harvest Plan (as such Harvest Plan may be modified in accordance with the provisions of Article 5). Upon and subject to the terms and conditions of this Agreement, Timber Co. shall make payments with respect to all such Merchantable Timber.

          (b) Timber Co. may log the Compartments specified in the Harvest Plan in such order as Timber Co. may elect, subject to acceptable site conditions, but Timber Co. shall use its best efforts to provide ten (10) days notice to Anderson-Tully but in no event less than two (2) business days notice prior to commencing logging on a Compartment, which notice shall specify the Compartment and the dates on which Timber Co. intends to commence and complete logging. In scheduling harvests, Timber Co. shall make reasonable accommodations to permit Anderson-Tully or its assignees or designees to perform scheduled silvicultural activities. In the event that any required Site Marking on a Compartment will not have been commenced on the date specified in such notice as the date Timber Co. intends to commence logging, Anderson-Tully shall so notify Timber Co. within one (1) business day after receipt of Timbers Co.'s notice and Anderson-Tully and Timber Co. will in good faith determine the date upon which site marking will commence.

     6.2  Stumpage Prices.  (a)  Timber Co. shall make payments with respect to
          ---------------
all Merchantable Timber cut in any calendar quarter at a price (per MBF, per cord or per ton, as applicable under then current Industry Practice) equal to the Market Stumpage Price prevailing during such quarter for the applicable Product, as deter-mined in accordance with this Section 6.2. Market Stumpage Prices shall be established each calendar quarter, for each Fiber Category and, if Market Stumpage Prices are different for different species, diameter classes or other classifications within a Fiber Category, for each specific Product to be harvested.

          (b) Except as otherwise provided in Sections 6.2(c) and 6.2(d), the term "Market Stumpage Price" means the fair market price of the standing timber, determined by considering relevant data including, but not limited to, third party stumpage sales.

          (c) If the parties are unable to reach agreement as to the Market Stumpage Price of any Product on or prior to the fifteenth (15/th/) day of the applicable calendar quarter of the Term, then the parties shall submit the dispute to a consulting forester selected by agreement of Timber Co. and Anderson-Tully, who shall determine such Market Stumpage Price using the methodology described in Section 6.2(b) no later than the end of the second month of such calendar quarter. The consulting forester's determination of such Market Stumpage Price shall be binding upon Anderson-Tully and Timber Co. The parties shall each bear half of the cost of such forester's services. If the parties are unable to agree upon a consulting forester within twenty (20) business days after the beginning of the applicable calendar quarter, then the consulting forester shall be chosen by arbitration in accordance with Article 13.

          (d) In the event that the parties have not agreed upon the Market Stumpage Price for any Product by the first day of the applicable calendar quarter of the Term, then until such Market Stumpage Price has been determined, the Payment Amount shall be calculated as if the Market Stumpage Price for such Product for the immediately preceding quarter were the Market Stumpage Price for the current quarter and a reconciliation Payment shall be made concurrently with the succeeding regular Payment.

     6.3  Payments.  (a)  No later than the sixteenth (16/th/) day of each
          --------
month, Timber Co. will remit to Anderson-Tully the amount equal to the sum of the volume of individual Products cut and scaled times their respective Market Stumpage Prices for the preceding month (such amount being the "Monthly Payment"). All payments to be made under this Agreement by either party to the other shall be made in lawful money of the United States to the other party at its address for notices as provided in Section 16.1, or at the request of the party entitled to payment, by wire transfer or automatic funds transfer to such account as such party may designate in writing from time to time.

          (b) Any amount payable under this Agreement which is not paid when due shall bear interest, from the date payment is due through the date paid, at a variable rate (the "Default Rate") equal to the sum of (i) the Prime Rate then in effect, plus (ii) two (2) percent.

     6.4  Scaling. (a) Except as may otherwise be specifically provided herein,
          -------
the Merchantable Timber cut under this Agreement shall be scaled or weighed as promptly as practicable after cutting, at Timber Co.'s log yard or such other place as Timber Co. may designate, by a competent and qualified log scaler employed or contracted by Timber Co. The scaler shall keep complete log scaling records, and the scaler's records and procedures shall be subject to checking and inspection by the representatives of Timber Co. and Anderson-Tully at all reasonable times. The cost of such scaling shall be borne by Timber Co.

          (b) The scaler shall provide scale tickets in five (5) parts for distribution as follows: one to be retained by the scaler; and the remainder to be delivered to Anderson-Tully, Timber Co., Timber Co.'s logger, and the logger's trucker.

          (c) Timber Co. and Anderson-Tully agree that the scaler shall employ customary scaling standards including reasonable provisions for deductions for defects in accordance with Industry Practice. Sample scaling using a reasonable sample of each shipment shall be permitted.

          (d) Timber Co. shall bear the risk that Products harvested under this Agreement shall have a higher frequency or severity of defects than is reflected at the time of the scaling of such Products, and Timber Co. shall not be entitled to any discount or price reduction for any such defects subsequently discovered.

     6.5  Monthly Logging Reports.  No later than sixteen (16) days after the
          -----------------------
last day of each calendar month, Timber Co. shall deliver to Anderson-Tully with its Monthly Payment a report (a "Monthly Logging Report") setting forth (a) for each Compartment from which any Product was scaled during such month, the volume of each shipment of such Product scaled, the destination to which each shipment of such Product was delivered, the Market Stumpage Price then in effect for such Product shipment, the price for such Product shipment derived by applying such Market Stumpage Price to such volume, and the total price for all Products scaled from such Compartment derived by adding together all such Product shipment prices; and (b) for each Block, the totals for such month of the Product shipment volumes and

Product prices of each Product included in the portion of the Monthly Logging Report described in clause (a) above.

     6.6  Allocation of Costs; Payment of Taxes.  (a)  Timber Co. shall pay all
          -------------------------------------
of its own costs including Costs of Log and Haul. Anderson-Tully shall pay all of its own costs including all costs and expenses arising from or related to the ownership, management and operation of the Timberlands.

          (b) All yield taxes, sales taxes, harvest taxes, severance taxes and other taxes assessed in respect of Timber harvested shall be paid when due by Timber Co. except so long as the validity or amount of such taxes is being diligently protested in good faith and by appropriate proceedings (provided that such taxes shall be paid notwithstanding such protest if necessary to avoid interest and penalties). Anderson-Tully shall pay all taxes, assessments and other governmental impositions relating to the ownership, management and operation of the Timberlands when due, except so long as the validity or amount of such taxes is being diligently protested in good faith and by appropriate proceedings (provided that such taxes shall be paid notwithstanding such protest if necessary to avoid interest and penalties).

     6.7  Records. (a) Timber Co. shall maintain detailed operating and
          -------
financial records of all harvest operations carried out pursuant to this Agreement, including operating records setting forth the volumes of each Product cut and scaled and the date and location of each scaling. Timber Co. shall maintain such records relating to the Term for not less than three (3) years after the end of the Term. Such records shall be available for review by Anderson-Tully or its representatives at Timber Co.'s offices at any time during normal business hours on not less than three (3) days' prior notice.

     6.8  Disclaimer of Warranties.  EXCEPT AS EXPRESSLY PROVIDED IN THIS
          ------------------------
AGREEMENT, Anderson-Tully MAKES NO WARRANTY, EXPRESS OR IMPLIED, IN FACT, BY LAW OR OTHERWISE, CONCERNING THE QUALITY OR CHARACTER OF THE TIMBER HARVESTED HEREUNDER AND HEREBY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

     6.9  Anderson-Tully's Right to Harvest Timber.  Anderson-Tully reserves the
          ----------------------------------------
right during the Term to harvest Timber from the Timberlands, in addition to the Timber to be harvested by Timber Co. as specified in the Harvest Plan for the Term, provided that Anderson-Tully's harvesting operations shall not at any time impede or interfere with Timber Co.'s harvesting operations.

                                   ARTICLE 7
                                   ---------

                            Logging Practices, Etc.
                            ----------------------

     7.1  Logging Practices in General.  All Merchantable Timber with respect to
          ----------------------------
which Timber Co. shall make payments hereunder shall be cut in accordance with the applicable Harvest Plan, and Timber Co. shall remove all Merchantable Timber cut from the logging areas. Timber severed hereunder shall be cut as close to the ground as practicable and utilized in such manner as to yield the greatest value and quantity of merchantable timber. Timber Co. agrees to cut and remove the Merchantable Timber harvested pursuant to this Agreement in accordance with Prudent Logging Practices and to conform in all material respects to the applicable Harvest Plan and all Applicable Laws in conducting logging operations hereunder. All logging and transportation contractors engaged by Timber Co. shall meet standard industry competency standards.

     7.2  Protection of Improvements; Boundaries; Access; Trespass.  (a)  In
          --------------------------------------------------------
conducting its logging operations, Timber Co. shall take reasonable precautions to avoid damage to crops, existing roads, culverts, bridges, fences, utility poles and lines, and all other structures and improvements. Timber Co. shall, with reasonable promptness, repair any such damage at its cost.

          (b) Timber Co. shall at its own expense obtain all necessary permits, consents and/or approvals from adjacent landowners and Governmental Authorities necessary to obtain or maintain access to the Timberlands and to conduct logging and log transportation activities. Anderson-Tully will cooperate in good faith with Timber Co. to secure such permits, consents and/or approvals including consenting to reasonable reciprocal access to the Timberlands or other reasonable consideration in the circumstances. Timber Co. shall use diligent efforts to avoid the commission of any trespass onto lands which are not part of the Timberlands, and, except to the extent Anderson-Tully's Site Marking is incomplete or inaccurate, Timber Co. shall be solely responsible for any damages arising from any trespass onto any such lands.

     7.3  Fire Safety; Environmental Matters.  (a)  In conducting its logging
          ----------------------------------
operations, Timber Co. shall exercise and shall cause its contractors to exercise every reasonable precaution against fire. In the event any fire results from Timber Co.'s logging operations, Timber Co. shall promptly exert every reasonable effort to suppress such fire. Costs incurred by Timber Co. in such fire suppression efforts due to fires resulting from Timber Co.'s operations shall be Timber Co.'s sole responsibility.

          (b) In conducting its logging operations, Timber Co. shall exercise and shall cause its contractors to exercise every reasonable precaution against damage to rivers, streams, lakes, riparian areas and other environmentally sensitive areas of which it has knowledge, and shall comply in all material respects with all applicable Environmental Laws.

     7.4  Post-Harvest Cleanup.  When logging of a Compartment has been
          --------------------
completed, (a) Timber Co. shall remove from such Compartment all equipment, supplies and waste, and (b) to the extent it is customary for such work to be performed by a logging contractor, Timber Co. shall cause its logging contractors to (i) lop and scatter all slash within one hundred (100) feet of any road; and (ii) restore all landing areas in a manner suitable for Timber-growing.

     7.5  Responsibility for Contractors.
          ------------------------------

          (a) In the event Timber Co. contracts with a contractor or subcontractor of any tier to perform any portion of the logging or transportation operations described in this Agreement as being performed by Timber Co., it shall ensure that any such contractor or subcontractor shall be made aware of and shall abide by all pertinent provisions of this Agreement.

          (b) All obligations, duties, liabilities, and responsibilities of Timber Co. arising pursuant to the provisions of this Agreement, or otherwise in law or in equity, shall apply with equal force to the employees, agents, contractors of any tier, licensees and suppliers of Timber Co. involved in logging or transportation operations hereunder where the context permits, and Timber Co. shall be responsible and liable to Anderson-Tully for the activities of such parties.

          (c) Specific use of the terms "subcontractor," "agent," "contractor," and the like in certain sections of this Agreement, and omissions of such terms in other sections, shall not be deemed to nullify or restrict the force and effect of this Section only to such sections, where such terms are specifically used. Use of the term "Timber Co." in any section giving rise to duties or obligations of Timber Co. shall be deemed to include the subcontractors, agents, contractors, employees, suppliers, and licensees of Timber Co. where context permits.

     7.6  Notice of Violations.  If Timber Co. receives any notice from any
          --------------------
Governmental Authority or any other Person alleging that Timber Co.'s logging or transportation operations are in violation of any Applicable Law or that Timber Co., in conducting such operations, has violated any rights of such Person, and the amount of damages arising from the alleged violation, or the cost of curing or correcting the violation, if adversely determined, could reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00), then Timber Co. shall, within ten (10) days after receiving such notice, deliver to Anderson-Tully a notice describing the allegation in reasonable detail.

     7.7  Indemnity.  Timber Co. hereby agrees to indemnify, save, defend and
          ---------
hold harmless Anderson-Tully and its officers, agents, contractors, subcontractors, licensees, invitees and employees ("Anderson-Tully Indemnified Parties") from all loss, cost, liability and expense resulting from injury to or death of any person or persons (including, without limitation, Anderson-Tully's officers, agents, contractors, subcontractors, licensees, invitees and employees), or destruction of or damage to property (including, without limitation, the property of any Anderson-Tully Indemnified Party), or any other claim of a third party against any Anderson-Tully Indemnified Party, arising out of or connected with, either directly or indirectly, the performance by Timber Co. of its obligations hereunder, the presence on the Timberlands of Timber Co. or any partner, officer, agent, employee, contractor, subcontractor, licensee or invitee of Timber Co., except to the extent such injury, death, destruction, damage or other claim is caused by the negligence or willful misconduct of Anderson-Tully or the breach by Anderson-Tully of its obligations under this Agreement or is the subject of Anderson-Tully's indemnification obligation under
Section 4.2. The obligations of Timber Co. under this Section 7.7 shall survive the expiration or termination of this Agreement.

     7.8  Anderson-Tully Inspection; Claims Relating to Damage or Incomplete
          ------------------------------------------------------------------
and/or Underutilized Harvest.  (a)  Anderson-Tully and its representatives shall
----------------------------
have the right to visit and inspect any logging site during logging operations at any time; provided that all such visits and inspections shall be conducted in a manner so as to minimize interference with Timber Co.'s performance under this Agreement. Anderson-Tully shall take all precautions to protect the safety of its representatives and its property in connection with any such inspection.

          (b) As to each Compartment being harvested, Timber Co. shall give Anderson-Tully notice of the date on which Timber Co. expects to complete logging operations on such Compartment not less than three (3) days prior to such date. If, upon Anderson-Tully's inspection of a Compartment, Anderson-Tully notifies Timber Co. prior to the completion of logging (i.e., before Timber Co.'s logging contractor or logging personnel have moved off the site) of damage (other than ordinary wear and tear) caused by Timber Co. to the logging site, adjacent areas or logging roads, Timber Co. shall cause such damage to be repaired promptly. If upon such inspection, Anderson-Tully notifies Timber Co. prior to completion of logging that Timber Co. has failed to complete the harvest of such Compartment in accordance with the Harvest Plan (e.g., failure to cut and remove all Timber required to be harvested), or has materially underutilized the Merchantable Timber cut (e.g., failure to properly classify timber as saw timber or pulpwood or failure to buck properly) Timber Co. shall cure such failure promptly. If Timber Co. shall not cure such failure promptly or otherwise be unable to cure such failure, Anderson-Tully will notify Timber Co. of the amount of lost revenue or damage arising from such failure. Such amount will be due with the next payment; provided, however, that such amount will be payable only upon the receipt of an opinion of counsel to the effect that payment of such amount (i) will either be treated under Section 631(b) or will not cause payments for harvests of timber under this Contract not to be treated under Section 631(b), and (ii) will not adversely affect the status of Anderson-Tully as a REIT for federal income tax purposes. If Anderson-Tully notifies Timber Co. of any such damage (other than damage occurring after an Anderson-Tully inspection) or any such incomplete or underutilized harvest after Timber Co.'s logging contractor or logging personnel have moved off the site, Timber Co. shall have no obligation to repair any damage or cure any failure to complete the harvest, and Anderson-Tully hereby waives any claim for such damage (other than damage occurring after the Anderson-Tully inspection) or failure unless notice thereof is given prior to completion of logging operations.

                                    ARTICLE 8
                                    ---------

                                 Title Matters
                                 -------------

     8.1  Anderson-Tully's Title to Timberlands.  (a)  Anderson-Tully hereby
          -------------------------------------
represents and warrants that, except as provided in the following sentence, Anderson-Tully is, and covenants that it will throughout the Term remain, the owner of fee title to all of the Timberlands subject to the Harvest Plan, and will defend the same and the validity and priority of Timber Co.'s rights under this Agreement against the lawful claims of all Persons whomsoever; and Anderson-Tully further represents and warrants that, except as provided in the following sentence, the Timberlands subject to the Harvest Plan, are, and covenants that the Timberlands subject to the Harvest Plan, will throughout the Term remain, free and clear of all liens and encumbrances of any kind, nature or description, save and except only the following (collectively,

"Permitted Exceptions"): real property taxes for the current fiscal year not delinquent, those matters which are disclosed in the public real property records as of the date of this Agreement, those matters which would be disclosed by a land survey or an inspection of the Timberlands subject to the Harvest Plan, and those matters which would not, individually or in the aggregate, materially impair the rights of Timber Co. under this Agreement or materially reduce the value of Timber Co.'s interests under this Agreement.

          (b) Anderson-Tully shall have the right to grant licenses or other limited use rights to third parties for grazing or recreational use of the Timberlands subject to the Harvest Plan, only so long as no such use shall (i) cause material damage to the Timberlands subject to the Harvest Plan or (ii) materially interfere with Timber Co.'s operations on such Timberlands.

     8.2  Timber Co.'s Rights to Cut.  From and after the Commencement Date and
          --------------------------
during the entire Term, Timber Co. shall have, as to all of the Timber growing on the Timberlands from time to time and subject to any Harvest Plan, only the rights to cut such Timber as provided in this Agreement.

     8.3  Title and Risk of Loss to Cut Timber.  Title to all Timber included in
          ------------------------------------
the Harvest Plan pursuant to this Agreement remains in Anderson-Tully until it has been cut in the case of standing Timber.

     8.4  Grant of Access Rights.  During the entire Term, Anderson-Tully shall
          ----------------------
provide, and hereby grants to, Timber Co. and its officers, agents, employees, contractors, subcontractors and consultants full and free access at all times to the Timberlands and the nonexclusive right to use all roads and other means of ingress to and egress from the Timberlands. Without limiting the generality of the foregoing, Anderson-Tully hereby assigns to Timber Co. the nonexclusive right to use any easement, right of way, license or permit for access heretofore or hereafter granted to Anderson-Tully ("Access Rights") by any Person to the extent necessary or useful to Timber Co. in connection with this Agreement. To the extent such assignment of any Access Right requires the consent or approval of the grantor of such Access Right, Anderson-Tully shall use its best efforts to obtain such consent and deliver the same to Timber Co. At Timber Co.'s reasonable request, Anderson-Tully shall execute and deliver to Timber Co. a separate assignment of any Access Right, in such form as Timber Co. may reasonably request.

     8.5  Timber Co. to Permit No Liens.  Timber Co.  shall not permit or suffer
          -----------------------------
any lien or liens to be enforced on or against the Timberlands, nor any of the improvements thereon nor any Timber thereon, for work, labor, materials, supplies or equipment furnished by or at the request of Timber Co., and Timber Co. shall hold Anderson-Tully harmless against and defend Anderson-Tully against any and all such liens. If Timber Co. fails to remove or bond against any such lien within twenty (20) days after written notice thereof to Timber Co., Anderson-Tully shall have the right to pay any amount required to release and discharge any such lien or liens, or to defend any action brought thereon, and to pay any judgment entered therein, and Timber Co. shall be liable to Anderson-Tully for all reasonable costs (including reasonable attorneys' fees) incurred by Anderson-Tully or for the payment of any of said liens or any judgments obtained thereon; provided, however, that Timber Co.'s obligations under this
Section 8.5 shall be suspended so long as (i) Timber Co. is reasonably and in good faith contesting the amount or validity of such lien by appropriate proceedings, and (ii) Timber Co. shall take all actions necessary (including payment of or bonding against such lien) to avoid a foreclosure of any such lien.

                                   ARTICLE 9
                                   ---------

                           Disposition of Timberlands
                           --------------------------

     9.1  No Transfer Without Timber Co. Consent; Exceptions.  Without the prior
          --------------------------------------------------
written consent of Timber Co., Anderson-Tully shall not sell, transfer, assign or convey the Timberlands subject to the Harvest Plan, or any portion thereof or interest therein or any Timber located thereon and shall not permit the transfer, assignment or conveyance of a Controlling Interest in Anderson-Tully, whether voluntarily or by operation of law. The sale, transfer, assignment or conveyance of all or any portion of the Timberlands subject to the Harvest Plan or any Timber located thereon or the transfer, assignment or conveyance of a Controlling Interest in Anderson-Tully, whether voluntarily or by operation of law, without the prior written consent of Timber Co., shall constitute an Anderson-Tully Event of Default. Notwithstanding anything contained herein to the contrary, Anderson-Tully hereby waives any right it now has or may hereafter have to require Timber Co. to prove an impairment of its rights as a condition to enforcing Anderson-Tully's covenants under this Section 9.1.

                                  ARTICLE 10
                                  ----------

                                   Insurance
                                   ---------

     10.1  Timber Co. Insurance.  Timber Co. agrees to carry and maintain at
           --------------------
all times during the term of this Agreement:

          (a) a policy or policies of liability insurance with limits of not less than One Million Dollars ($1,000,000.00) protecting Timber Co. and Anderson-Tully against sums payable as damages because of injury to or destruction of property of others (whether by fire or otherwise), including the loss of the use thereof, arising out of an occurrence directly connected with the logging operations herein described or other operations of Timber Co., its employees, agents, contractors, subcontractors, licensees, invitees or business visitors incidental to such logging and management operations, including but not limited to: (i) damage to or destruction of trucks, trailers or railroad cars, or other property of others while logs are being loaded or unloaded; provided that Timber Co. shall not be required to insure against damage to or destruction of standing Timber or felled or bucked Timber.

          (b) a policy of insurance covering automobile, bodily injury, liability, and property damage on its automobiles with coverage for death or injury to persons and property damage and a limit of not less than Five Hundred Thousand Dollars ($500,000.00). (The word "automobile" shall mean any land motor vehicle, trailer or semi-trailer used for transporting logs, goods or passengers.)

          (c) Workers' Compensation Insurance in compliance with the laws of the respective States in which the subject Timberlands are located.

     10.2 Timber Co. Contractors.  During the Term of this Agreement, Timber Co.
          ----------------------
shall assure that any contractor (of any tier) or agent employed by Timber Co. to perform any of the work described herein shall be covered by insurance with the following coverages:

          (a) Policies of automobile, bodily injury, liability and property damage insurance, with coverages of at least Five Hundred Thousand Dollars ($500,000.00) for death of or any injury to any one person, Five Hundred Thousand Dollars ($500,000.00) for any one accident causing death or injury, and Two Hundred Thousand Dollars ($200,000.00) for property damage coverage. (The word "automo-bile" shall mean any land motor vehicle, trailer or semi-trailer used for transporting logs, goods, or passengers).

          (b) Workers' Compensation Insurance in compliance with the laws of the respective States in which the subject Timberlands are located.

     10.3 Policy Terms of Timber Co. Insurance.  Any insurance carried by Timber
          ------------------------------------
Co. to the extent required by Section 10.2 shall be written by licensed insurance companies with a Best's Rating of A or better. Each policy shall be endorsed to provide that:

          (a) With the exception of workers' compensation coverage, Anderson-Tully shall be an additional insured with the understanding that any obligation imposed upon Timber Co. (including, without limitation, the liability to pay premiums) shall be the sole obligation of Timber Co. and not that of Anderson-Tully;

          (b) The insurer thereunder waives all rights of subrogation against Anderson-Tully, any right of set off and counterclaim and any other right to deduction whether by attachment or otherwise;

          (c) Such insurance shall be primary without right of contribution of any other insurance carried by Anderson-Tully with respect to its interests as such in the Timberland;

          (d) If such insurance is cancelled for any reason whatsoever, including nonpayment of premium, or any substantial change is made in the coverage which affects the interests of Anderson-Tully, such cancellation or change shall not be effective as to Anderson-Tully for thirty (30) days after receipt by Anderson-Tully of written notice sent by registered mail from each insurer of such cancellation or change; and

          (e) Any liability insurance policy shall be endorsed to provide that, inasmuch as the policy is written to cover more than one (1) insured, all terms, conditions, insuring agreements and endorsements, with the exception of limits of liability, shall operate in the same manner as if there were a separate policy covering such insured.

Timber Co. shall provide Anderson-Tully with certificates evidencing the insurance carried by Timber Co. hereunder at reasonable intervals as requested by Anderson-Tully.

     10.4 Anderson-Tully Insurance.  Anderson-Tully agrees to carry and maintain
          ------------------------
at all times during the term of this Agreement:

          (a) a policy or policies of liability insurance with limits of not less than One Million Dollars ($1,000,000.00) protecting Anderson-Tully and Timber Co. against sums payable as damages because of injury to or destruction of property of others (whether by fire or otherwise), including the loss of the use thereof, arising out of an occurrence directly connected with the operations herein described or other operations of Anderson-Tully, its employees, agents, contractors, subcontractors, licensees, invitees or business visitors incidental to such logging and management operations; provided that Anderson-Tully shall not be required to insure against damage to or destruction of standing Timber or felled or bucked Timber.

          (b) a policy of insurance covering automobile, bodily injury, liability, and property damage on its automobiles with coverage for death or injury to persons and property damage and a limit of not less than Five Hundred Thousand Dollars ($500,000.00). (The word "automobile" shall mean any land motor vehicle, trailer or semi-trailer used for transporting logs, goods or passengers.)

          (c) Workers' Compensation Insurance in compliance with the laws of the respective States in which the Timberlands are located.

     10.5 Anderson-Tully Contractors.  During the Term of this Agreement,
          --------------------------
Anderson-Tully shall assure that any contractor (of any tier) or agent employed by Anderson-Tully to perform any of the work described herein shall be covered by insurance with the following coverages:

          (a) Policies of automobile, bodily injury, liability and property damage insurance, with coverages of at least Five Hundred Thousand Dollars ($500,000.00) for death of or any injury to any one person, Five Hundred Thousand Dollars ($500,000.00) for any one accident causing death or injury, and Two Hundred Thousand Dollars ($200,000.00) for property damage coverage. (The word "automobile" shall mean any land motor vehicle, trailer or semi-trailer used for transporting logs, goods, or passengers).

          (b) Workers' Compensation Insurance in compliance with the laws of the respective States in which the subject Timberlands are located.

     10.6 Policy Terms of Anderson-Tully Insurance.  Any insurance carried by
          ----------------------------------------
Anderson-Tully to the extent required by Section 10.3 shall be written by licensed insurance companies with a Best's Rating of A or better. Each policy shall be endorsed to provide that:

          (a) With the exception of workers' compensation coverage, Timber Co. shall be an additional insured with the understanding that any obligation imposed upon Anderson-Tully (including, without limitation, the liability to pay premiums) shall be the sole obligation of Anderson-Tully and not that of Timber Co.;

          (b) The insurer thereunder waives all rights of subrogation against Timber Co., any right of set off and counterclaim and any other right to deduction whether by attachment or otherwise;

          (c) Such insurance shall be primary without right of contribution of any other insurance carried by Timber Co. with respect to its interests as such in the Timberlands;

          (d) If such insurance is cancelled for any reason whatsoever, including nonpayment of premium, or any substantial change is made in the coverage which affects the interests of Timber Co., such cancellation or change shall not be effective as to Timber Co. for thirty (30) days after receipt by Timber Co. of written notice sent by registered mail from each insurer of such cancellation or change; and

          (e) Any liability insurance policy shall be endorsed to provide that, inasmuch as the policy is written to cover more than one (1) insured, all terms, conditions, insuring agreements and endorsements, with the exception of limits of liability, shall operate in the same manner as if there were a separate policy covering such insured.

Anderson-Tully shall provide Timber Co. with certificates evidencing the insurance carried by Anderson-Tully hereunder at reasonable intervals as requested by Timber Co.

     10.7 Claims.  With regard to any claim under the policies of insurance
          ------
carried by either party, the party responsible for carrying such insurance under this Article 10 shall be responsible for adjusting claims under such policy.

                                  ARTICLE 11
                                  ----------

                  Suspension of Performance for Force Majeure
                  -------------------------------------------

     11.1 Suspension of Obligations.  Any obligations, covenants or conditions
          -------------------------
imposed upon either party under this Agreement shall (subject to the terms of Section 5.3(a)) be suspended while and to the extent that compliance or performance by such party (the "Excused Party") is substantially impaired or prevented by any one or more of the following: fires, drought, infestation, pestilence, disease, floods and the elements, accidents, riots, wars, delays in transportation, interference by government action, changes in Applicable Laws, strikes, lock-outs, picketing or other form of labor trouble (whether or not participated in by the employees of the Excused Party or arising from a dispute with or unfair labor practices charged against the Excused Party) or any other causes beyond the reasonable control of the Excused Party, whether similar or dissimilar to the causes specifically mentioned (each a "Force Majeure").

     11.2 Extension of Time.  Within ten (10) days after commencement (or
          -----------------
discovery) of any Force Majeure, the Excused Party shall forward written notice thereof to the other party and thereupon all time periods set forth in this Agreement or any plan prepared pursuant to this Agreement for performance of an obligation shall be extended for a period equal to each period of suspension during which the Excused Party is prevented from performing its obligations under this Agreement by reason of the Force Majeure. Upon discontinuance or termination of any Force Majeure, the Excused Party shall resume within a reasonable time and prosecute with due diligence the obligations so suspended.

                                  ARTICLE 12
                                  ----------

                               Default; Remedies
                               -----------------

     12.1 Timber Co. Default.  Each of the following events (each a "Timber Co.
          ------------------
Event of Default") shall constitute an event of default by Timber Co. hereunder:

          (a) Timber Co. fails to pay Anderson-Tully any amount owed hereunder within thirty (30) business days after receipt of written notice from Anderson-Tully that such amount is due;

          (b) Timber Co. fails to perform or comply with any other material obligation of Timber Co. under this Agreement and fails to remedy such default within thirty (30) days after receipt of written notice from Anderson-Tully to do so (or, where the default cannot be cured by the payment of money and cannot be completely remedied within said thirty (30) days, Timber Co. fails to commence to remedy such default within that period or fails after commencement to prosecute the remedying thereof with due diligence or complete the remedying thereof within a reasonable time); and

          (c) Timber Co. is dissolved or liquidated without this Agreement being or having been assigned to a Corporate Successor in accordance with Section 14.2.

     12.2 Anderson-Tully Default.  Each of the following events (each an
          ----------------------
"Anderson-Tully Event of Default") shall constitute an event of default by Anderson-Tully hereunder:

          (a) Anderson-Tully fails to pay Timber Co. any amount owed hereunder within thirty (30) business days after receipt of written notice from Timber Co. that such amount is due;

          (b) an Event of Default described in Section 9.1 occurs;

          (c) Anderson-Tully fails to perform or comply with any other material obligation of Anderson-Tully under this Agreement and fails to remedy such default within thirty (30) days after receipt of written notice from Timber Co. to do so (or, where the default cannot be cured by the payment of money and cannot be completely remedied within said thirty (30) days, Anderson-Tully fails to commence to remedy such default within that period or fails after commencement to prosecute the remedying thereof with due diligence or complete the remedying thereof within a reasonable time); and

          (d) Anderson-Tully is dissolved or liquidated without this Agreement being or having been assigned to a Corporate Successor in accordance with
Section 14.2.

     12.3 Remedies.  Upon the occurrence of an Event of Default by either party
          --------
hereto, the non-defaulting party shall, subject to Section 12.4, have the right to pursue all remedies available to such party at law or in equity in connection with such Event of Default, including the right:

          (a) to money damages in the amount necessary to compensate the non-defaulting party for all reasonably foreseeable losses and costs caused by the Event of Default, together with interest on any award of money damages from the date of the Event of Default until paid at the Default Rate; and

          (b) to injunctive or other equitable relief, including the right to specific enforcement of the defaulting party's obligations (the parties each acknowledging that money damages may be an inadequate remedy for a default under this agreement).

     12.4 Termination.  (a)  This Agreement may be terminated:
          -----------

          (i) by Timber Co. (A) upon the occurrence of an Anderson-Tully Event of Default described in Section 12.2(b) or Section 12.2(d), or (B) if Anderson-Tully, willfully and without reasonable justification, repudiates this Agreement and ceases to perform its obligations under this Agreement; or

          (ii) by Anderson-Tully (A) upon the occurrence of a Timber Co. Event of Default described in Section 12.1(c), or (B) if Timber Co., willfully and without reasonable justification, repudiates this Agreement and ceases to perform its obligations under this Agreement.

     12.5 Right of Other Party To Perform.  If either party (a "defaulting
          -------------------------------
party") fails to perform any covenant or obligation hereunder on its part to be performed, and such failure shall continue for ninety (90) days (or such shorter period as may be reasonable under emergency circumstances) after written notice thereof by the other party ("non-defaulting party"), the nondefaulting party may, without waiving or releasing the defaulting party from any obligation hereunder, perform any such covenant or obligation required to be performed by the defaulting party, but the non-defaulting party shall not be obligated to do so. All amounts incurred by the non-defaulting party and all necessary costs of such performance incurred by the non-defaulting party, together with interest thereon at the Default Rate from the date of such payment or performance by the non-defaulting party, shall be paid (and the defaulting party covenants to make such payment) to the non-defaulting party on demand.

                                  ARTICLE 13
                                  ----------

                            Arbitration of Disputes
                            -----------------------

          ANY CLAIM, CONTROVERSY OR DISPUTE, (COLLECTIVELY, "DISPUTE"), WHETHER SOUNDING IN CONTRACT, STATUTE, TORT, FRAUD, MISREPRESENTATION OR OTHER LEGAL THEORY, RELATED DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, OR ITS PERFORMANCE, NEGOTIATION, FORMATION, INTERPRETATION, ADMINISTRATION, RENEWAL OR OTHERWISE, WHENEVER BROUGHT AND WHETHER BETWEEN ANY OF THE PARTIES TO THIS AGREEMENT OR BETWEEN ANY OF THE PARTIES TO THIS AGREEMENT AND THE EMPLOYEES, AGENTS OR AFFILIATED BUSINESSES OF ANY OTHER PARTY, SHALL BE RESOLVED BY ARBITRATION AS PRESCRIBED IN THIS SECTION, WHETHER OR NOT SUCH DISPUTE RELATES TO A PROVISION OF THIS AGREEMENT THAT SPECIFICALLY REFERS TO THIS ARTICLE 13, OR RELATES TO ANY SPECIFIC PROVISION OF THIS AGREEMENT AT ALL.

          THE ARBITRATION SHALL BE TRIPARTITE, WITH EACH OF THE TWO PARTIES TO THE DISPUTE APPOINTING AN ARBITRATOR, AND WITH THE TWO ARBITRATORS THUS APPOINTED (THE "PARTY ARBITRATORS") APPOINTING A SINGLE NEUTRAL ARBITRATOR.
SUCH NEUTRAL ARBITRATOR SHALL BE A RETIRED FEDERAL OR MISSISSIPPI JUDGE. THE ARBITRATORS SHALL CONDUCT THE ARBITRATION UNDER THE THEN-CURRENT COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION (THE "AAA"). THE NEUTRAL ARBITRATOR SHALL BE SELECTED BY MUTUAL AGREEMENT OF THE PARTY ARBITRATORS, OR IF THEY ARE UNABLE TO REACH AGREEMENT ON THE ARBITRATOR WITHIN THIRTY (30) DAYS AFTER WRITTEN NOTICE BY ONE PARTY TO THE OTHER(S) INVOKING THIS ARBITRATION PROVISION, IN ACCORDANCE WITH AAA PROCEDURES FOR THE SELECTION OF NEUTRAL ARBITRATORS, FROM A LIST OF RETIRED FEDERAL OR MISSISSIPPI JUDGES MAINTAINED BY THE AAA FOR USE IN MISSISSIPPI. THE ARBITRATION SHALL BE CONDUCTED IN MISSISSIPPI AT A PLACE DETERMINED BY THE ARBITRATORS AND ALL EXPEDITED PROCEDURES PRESCRIBED BY THE AAA COMMERCIAL ARBITRATION RULES SHALL APPLY.

          THE NEUTRAL ARBITRATOR ACTING ALONE MAY RULE ON PROCEDURAL QUESTIONS, INCLUDING THE TIME AND PLACE OF HEARINGS, THE MANNER AND METHOD OF SUBMISSION OF EVIDENCE, PROOFS AND ARGUMENTS, AND ON DISCOVERY ISSUES. THE NEUTRAL ARBITRATOR SHALL LIMIT THE SCOPE OF DISCOVERY TO MATTERS RELEVANT TO THE ISSUES IN QUESTION AND SHALL ESTABLISH REASONABLE TIME LIMITS WITHIN WHICH PARTIES TO THE ARBITRATION MUST COMMENCE AND COMPLETE DISCOVERY. IN ALL OTHER MATTERS, THE ACT OR DECISION OF AT LEAST TWO OF THE ARBITRATORS SHALL BE THE ACT OF THE ARBITRATORS. THE ARBITRATORS, BY A VOTE OF AT LEAST TWO OF THEM, MAY PROVIDE THAT THE HEARING OF EVIDENCE AND ARGUMENT SHALL TAKE PLACE ONLY BEFORE THE NEUTRAL ARBITRATOR.

          THE ARBITRATORS SHALL MAKE A FINAL DECISION AND AWARD, BY THE CONCURRENCE OF AT LEAST TWO OF THEM, IN A WRITING SIGNED BY AT LEAST TWO OF THEM. THE ARBITRATORS SHALL HAVE AUTHORITY ONLY TO GRANT SPECIFIC PERFORMANCE AND TO ORDER OTHER EQUITABLE RELIEF AND TO AWARD COMPENSATORY DAMAGES, BUT SHALL NOT HAVE THE AUTHORITY TO AWARD PUNITIVE DAMAGES OR OTHER NONCOMPENSATORY DAMAGES. THE ARBITRATORS SHALL AWARD TO THE PREVAILING PARTY ITS REASONABLE ATTORNEYS' FEES AND COSTS AND OTHER EXPENSES INCURRED IN THE ARBITRATION, EXCEPT THAT THE PARTIES SHALL SHARE EQUALLY THE FEES AND EXPENSES OF THE NEUTRAL ARBITRATOR AND EACH PARTY SHALL PAY THE FEES AND EXPENSES OF THE PARTY ARBITRATOR SELECTED BY SUCH PARTY. THE ARBITRATORS' DECISION AND AWARD SHALL BE FINAL AND BINDING AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATORS MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

          NO DISPUTE WHICH IS REQUIRED TO BE ARBITRATED UNDER THIS ARTICLE 13 SHALL BE THE SUBJECT OF ANY ACTION IN COURT OR OTHER TRIBUNAL THAN THE ARBITRATION PROCEDURE CONTEMPLATED HEREBY, EXCEPT A JUDICIAL PROCEEDING TO REQUIRE ARBITRATION OR TO RECORD, REDUCE TO JUDGMENT, OR ENFORCE AN AWARD MADE IN THE ARBITRATION PROCEDURE CONTEMPLATED HEREBY. IF ANY PARTY FILES A JUDICIAL OR ADMINISTRATIVE ACTION ASSERTING CLAIMS SUBJECT TO ARBITRATION AS PRESCRIBED

HEREIN, AND ANOTHER PARTY SUCCESSFULLY OPPOSES SUCH ACTION OR COMPELS ARBITRATION OF SAID CLAIMS, THE PARTY FILING SAID ACTION SHALL PAY THE OTHER PARTY'S COSTS AND EXPENSES INCURRED IN OPPOSING SUCH ACTION OR COMPELLING SUCH ARBITRATION, INCLUDING REASONABLE ATTORNEYS' FEES AND EXPENSES.

          NOTICE: BY INITIALLING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THIS "ARBITRATION OF DISPUTES" PROVISION DECIDED BY ARBITRATION AS PROVIDED ABOVE AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR TO HAVE A JURY TRIAL. BY INITIALLING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE LAW. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

          WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO ARBITRATION AS SET FORTH IN THAT PROVISION.

Timber Co. Initials:  __________    Anderson-Tully Initials:  __________

                                  ARTICLE 14
                                  ----------

                                   Assignment
                                   ----------

     14.1 Assignment Prohibited.  Except as otherwise expressly permitted under
          ---------------------
Section 14.2 or Section 14.3, neither Timber Co. nor Anderson-Tully shall, either voluntarily or by operation of law, assign or transfer this Agreement or any rights hereunder or interest herein, or agree to do so (each of the foregoing defined herein as a "Transfer"), without the express prior written consent of the other party, which consent such other party may grant or withhold in its sole discretion. Any Purported Transfer (whether voluntary or involuntary, by operation of law or otherwise) without the consent of the other party shall, at the option of such other party, be void and/or constitute an Event of Default under this Agreement.

     14.2 Exception for Assignment to Corporate Successor.  Upon and subject to
          -----------------------------------------------
the terms and conditions of this Section 14.2, either party (a "transferor") may assign or transfer all, but not less than all, of its right, title and interest in, to and under this Agreement and all of its obligations under this Agreement, without the consent of the other party to this Agreement, to any of the following (each a "Corporate Successor"): any corporation or entity Controlled by the transferor, or to the surviving corporation or entity in the event of a consolidation or merger of the transferor into such surviving corporation or entity, or to a transferee as part of a transfer of all or substantially all of the assets of the transferor (such assignment or transfer being a "Transfer"); provided that, in any such case, (i) in the case of a Transfer by Anderson-Tully, the transferee shall, simultaneously with such Transfer, acquire all of the Timberlands subject to the Harvest Plan, (ii) the transferee shall assume, in a writing reasonably satisfactory to the non-transferring party, all of the obligations of the transferor under this Agreement, and (iii) the transferor shall pay all costs and expenses in connection with the Transfer, including, without limitation, all fees and expenses incurred by the non-transferring party.

     14.3 Partial Assignment by Timber Co. Permitted.  (a)  Timber Co. shall
          ------------------------------------------
have the right, from time to time, to assign to any Person or Persons the right to harvest during the Term any portion of the Timber specified to be harvested in the Harvest Plan for such Term, provided that: (i) the assignee shall comply with all of the terms and provisions of this Agreement applicable to the assigned rights; and (ii) no such assignment shall reduce or otherwise modify the primary obligations of Timber Co. under this Agreement.

                                  ARTICLE 15
                                  ----------

                                  Condemnation
                                  ------------

     15.1 Effect of Condemnation.  In the event any portion of the Timberlands
          ----------------------
subject to the Harvest Plan is taken for public or quasi-public use in or by reason of any condemnation proceeding or proceedings in eminent domain, this Agreement shall terminate as to the portion so taken effective upon transfer of title pursuant to such taking, and Anderson-Tully will, subject to the reasonable agreement of Timber Co., substitute a comparable Compartment or Compartments.

     15.2 Condemnation Award.  Any award in any such proceedings, and any
          ------------------
payment in consideration of a voluntary transfer under threat of eminent domain, with respect to the Timberlands or standing Timber on the Timberlands shall belong to Anderson-Tully insofar as such award is based upon the value of the property taken, except for awards for Timber the title to which has passed to Timber Co. Any award in any such proceedings with respect to Timber the title to which has passed to Timber Co., or with respect to the value of rights-of-way and right of access under this Agreement, or with respect to good will lost or expenses or losses incurred by Timber Co. shall belong to Timber Co.

     15.3 Notice.  Anderson-Tully shall promptly notify Timber Co. in writing of
          ------
the commencement or threat deemed material by Anderson-Tully of any condemnation proceeding or proceedings in eminent domain.


                                  ARTICLE 16
                                  ----------

                                    Notices
                                    -------

     16.1 Notices.  Any notice or other communications required to be made in
          -------
writing pursuant hereto shall be effective only if in writing. Notices shall be delivered to the party's address set forth below, or to such other address as such party may specify by written notice in accordance with this Section 16.1, by United States mail with postage thereon fully prepaid, or by a recognized commercial delivery service, or by facsimile transmission:

If to Timber Co:                    1725 N. Washington
                                    Vicksburg, MS  39180
                                    Attention: Claude Tully Hall
                                    Facsimile No.:  (601) 638-4719

If to Anderson-Tully:               1242 N. Second St.
                                    Memphis, TN  38107
                                    Attention: Parnell S. Lewis Jr.
                                    Facsimile No.:  (901) 521-8647

                                  ARTICLE 17
                                  ----------

                                 Miscellaneous
                                 -------------

     17.1 Successors and Assigns.  This Agreement shall be binding upon and
          ----------------------
inure to the benefit of the parties hereto, and to their respective successors in interest and assigns permitted hereunder, and wherever reference in this Agreement is made to either of the parties hereto, such reference shall be deemed to include, wherever applicable, also a reference to the successors and permitted assigns of said party.

     17.2 No Agency or Fiduciary Relationship.  It is understood and agreed that
          -----------------------------------
Timber Co. and Anderson-Tully are independent entities; and that all operations of Timber Co. hereunder shall be performed entirely for Timber Co.'s account and not as an agent, representative, employee or contractor of Anderson-Tully; and that all operations of Anderson-Tully hereunder shall be performed entirely for Anderson-Tully's account and not as an agent, representative, employee or contractor of Timber Co. Nothing in this Agreement shall be construed as creating any partnership or other fiduciary relationship between Timber Co. and Anderson-Tully.

     17.3 No Third-Party Beneficiaries.  No Person other than Timber Co. and
          ----------------------------
Anderson-Tully shall have any rights under this Agreement. Timber Co. and Anderson-Tully do not intend that any other Person shall be a third-party beneficiary of this Agreement or any covenant, condition or provision herein.

     17.4 Attorneys' Fees.  If Anderson-Tully or Timber Co. shall bring suit or
          ---------------
take any other action against the other party to compel performance of or to recover for breach of any covenant, agreement or condition of this Agreement, or for declaratory relief, or to otherwise enforce its rights hereunder, the losing party shall pay to the prevailing party its reasonable attorneys' fees in addition to the amount of any judgment and costs (including attorneys' fees and costs in any appeal), and the breaching party shall pay to the nonbreaching party its reasonable attorney's fees and other costs incurred in connection with any enforcement action which does not involve rendering a judgment, including, without limitation, in connection with any bankruptcy or insolvency proceeding involving the breaching party.

     17.5 Entire Agreement.  This Agreement, including all Appendices, Exhibits
          ----------------
and Schedules attached hereto, and the Harvest Plan in effect from time to time, together with any other agreements or documents expressly incorporated herein or therein by reference, shall constitute the entire and integrated agreement among the parties with respect to the subject matter hereof; and all prior negotiations, understandings, agreements and instruments with respect to such subject matter are hereby superseded and shall be of no force and effect.

     17.6 Amendments; Waiver.  Neither this Agreement nor any of the terms
          ------------------
hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification shall be sought. The failure of either party to object to or to assert any remedy by reason of the other party's failure to perform or observe any covenant or term hereof or the failure of either party to assert any rights by reason of the happening or non-happening of any condition hereof shall not be deemed a waiver of any right to assert and enforce any remedy arising by reason of such failure or the happening or non-happening of such condition or a waiver of any rights arising from any subsequent failure of such other party to perform or observe the same or any other term or covenant or by reason of the subsequent happening or non-happening of the same or any other condition. No custom or practice which may develop between the parties hereto during the Term shall be deemed a waiver of, or in any way affect, the right of the parties hereto to insist upon performance in strict accordance with the terms hereof.

     17.7 Governing Law.  This Agreement shall be governed by, and construed in
          -------------
accordance with, the laws of the State of Mississippi applicable to agreements made and to be performed entirely within that state, including all matters of construction, validity and performance.

     17.8 Counterparts.  This Agreement and any amendments, supplements or
          ------------
modifications hereof may be executed in more than one counterpart each of which shall be deemed to be an original but all of which taken together shall be deemed a single instrument.

     17.9 Partial Invalidity.  In the event that any provision of this Agreement
          ------------------
shall for any reason be determined to be invalid, illegal, or unenforceable in any respect, the parties hereto shall attempt in good faith to agree to such amendments, modifications, or supplements to this Agreement and take such other appropriate actions as shall, to the maximum extent practicable in light of such determination, implement and give effect to the intentions of the parties as reflected herein. The provisions of this Agreement not so affected shall remain in full force and effect.

    17.10 Further Assurances.  Timber Co. and Anderson-Tully further covenant to
          ------------------
cooperate with one another in all reasonable respects necessary to consummate and give effect to the transactions contemplated by this Agreement (including executing and delivering such instruments or other writings as the other party may reasonably request), and each will take all reasonable actions within its authority to secure cooperation of any necessary third parties.

    17.11 Headings.  The headings of the sections of this Agreement are for
          --------
convenience of reference only and shall not affect the meanings or construction of any provision of this Agreement.

    17.12 Jurisdiction and Venue.  EACH PARTY HEREBY IRREVOCABLY AND
          ----------------------
UNCONDITIONALLY:

          (a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, INCLUDING, WITHOUT LIMITATION, ENTRY OF JUDGMENT UPON ANY AWARD RENDERED BY ARBITRATORS IN ACCORDANCE WITH THIS AGREEMENT, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF MISSISSIPPI, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE DISTRICT OF MISSISSIPPI, AND APPELLATE COURTS FROM ANY THEREOF;

          (b) WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH ACTION OR PROCEEDING WAS BROUGHT IN ANY INCONVENIENT COURT;

          (c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS FOR NOTICES PURSUANT TO SECTION 16.1;

          (d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT THE SERVICE OF PROCESS IN ANY

     OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

          (e) WAIVES TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                  ANDERSON-TULLY TIMBER COMPANY



                                  By: /s/ Charles R. Dickinson, Jr.
                                     ------------------------------
                                  Title: Vice President


                                  ANDERSON-TULLY COMPANY



                                  By: /s/ E. D. Coombs, Jr.
                                     -----------------------------
                                  Title: Treasurer

                                   APPENDIX A
                                   ----------

                                 Defined Terms
                                 -------------


          "AAA" shall have the meaning given in Article 13.
           ---

          "Access Rights" shall have the meaning given in Section 8.4.
           -------------

          "Agreement" shall mean this Timber Harvest Agreement, including all
           ---------
Exhibits and Appendices attached hereto and the Harvest Plan, as the same may be amended, modified or supplemented from time to time.

          "Agreement Purposes" shall have the meaning given in Section 1.1.
           ------------------

          "Anderson-Tully" shall mean Anderson-Tully Company and any Person who
           --------------
may succeed to its rights and obligations under this Agreement.

          "Anderson-Tully Event of Default" shall have the meaning given in
           -------------------------------
Section 12.2.

          "Anderson-Tully Indemnified Parties" shall have the meaning given in
           ----------------------------------
Section 7.7.

          "Applicable Law" shall mean, as to any Person, all laws (statutory or
           --------------
common), treaties, rules, regulations, determinations, orders, judgments, ordinances, decrees, injunctions, writs, interpretations or Governmental Approvals, in each case applicable to or binding on such Person or any of its property or to which such Person or any of its property is subject.

          "Best's Rating" shall mean the rating assigned to an insurer from time
           -------------
to time as published in A. M. Best Company, Inc.'s insurance reports, or in the event such reports cease to be published, the rating in an alternative generally recognized insurance company rating report which would be equivalent to a Best's rating.

          "Block" shall mean the geographic area in which Anderson-Tully owns
           -----
Timberlands which Anderson-Tully has identified as such in the past, which area constitutes a distinct forest management area.

          "Code" shall have the meaning given in the Preamble hereto.
           ----

          "Commencement Date" shall have the meaning given in Section 3.3.
           -----------------

          "Compartment" shall mean a Timber-growing site of approximately 160
           -----------
acres on which the growing conditions (such as soil composition, drainage, aspect, elevation, etc.) are of general uniformity, such that the site is an appropriate forest management unit.

          "Controlling Interest" shall mean a direct or indirect beneficial
           --------------------
ownership interest in any Person which confers upon the holder thereof Control of such Person.

          "Control," "Controlled" and "Controlling" shall mean (i) as to a
           -------    ----------       -----------
corporation, direct or indirect beneficial ownership of 50% or more of the aggregate voting power of the voting securities of such corporation, (ii) as to a partnership, direct or indirect beneficial ownership of a Controlling Interest of a general partner of such partnership, and (iii) as to a partnership, limited liability company or other entity, the direct or indirect beneficial ownership of 50% or more of the voting power of the ownership interests in such entity.

          "Corporate Successor" shall have the meaning given in Section 14.2.
           -------------------

          "Costs of Log and Haul" means, with respect to any shipment of a
           ---------------------
Product harvested and delivered under this Agreement, the actual costs incurred by Timber Co. (whether out-of-pocket costs or internal costs of Timber Co. for personnel and equipment) in logging and transporting such Product to the mill where it is to be processed, including, without limitation, all costs of personnel, equipment, fuel, licenses and taxes (including yield taxes or sales taxes which Timber Co. is required to pay in accordance with Section 6.6(b)) incurred in obtaining access to the logging site; transporting logging equipment to and from the logging site; preparing the logging site for logging operations; felling, delimbing and bucking Timber; skidding logs to a sorting and staging area; sorting logs for transport; loading logs onto logging trucks; performing road repairs and maintenance; completing post-harvest operations at the logging site; transporting logs to a destination mill; and supervising the work of contractors. Notwithstanding the foregoing, Costs of Log and Haul shall not include any amount incurred for any work to the extent such amount is in excess of the reasonable cost (under applicable market conditions) for the same work (but Timber Co. shall not be required to accept a low bid for work if Timber Co. believes a higher bid will provide a better value due to greater reliability, trustworthiness, efficiency or skill of the higher bidder). Any item of Costs of Log and Haul which relate to multiple shipments of Products shall be fairly allocated among those shipments.

          "Default Rate" shall have the meaning given in Section 6.3(b).
           ------------

          "Environmental Laws" shall mean any and all federal, state and local
           ------------------
laws, regulations, ordinances, codes and policies, and any and all judicial or administrative interpretations thereof by governmental authorities relating to pollution or protection of the environment, of natural resources, of wildlife or of public health and safety, including, without limitation, those relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, release, transport or handling of Hazardous Materials, and any and all orders and decrees pursuant thereto.

          "Event of Default" shall mean an Anderson-Tully Event of Default or a
           ----------------
Timber Co. Event of Default.

          "Excused Party" shall have the meaning given in Section 11.1.
           -------------

          "Expiration Date" shall have the meaning given in Section 3.3.
           ---------------

          "Fiber Categories" shall mean, collectively, Hardwood Merchantable
           ----------------
Sawtimber, Hardwood Merchantable Pulpwood, Softwood Merchantable Sawtimber and Softwood Merchantable Pulpwood.

          "Force Majeure" shall have the meaning given in Section 11.1.
           -------------

          "Governmental Approvals" shall mean all consents, rights, exemptions,
           ----------------------
concessions, permits, easements, rights of way, licenses, authorizations, certificates, orders, franchises, determinations or other approvals of or notices to or filings with any Governmental Authority.

          "Governmental Authority" shall mean any governmental department,
           ----------------------
commission, board, regulatory authority, bureau, legislative body, agency, or any instrumentality of any federal, state, local or municipal government or domestic court.

          "Hardwood" shall mean Timber of those species, commonly referred to as
           --------
"hardwood," which are deciduous and have broad leaves (such as oak, cottonwood, hackberry, sweet gum, ash, sycamore, willow, poplar and hickory).

          "Harvest Plan" shall have the meaning set forth in Section 5.1.
           ------------

          "Harvest Plan Data Sheet" shall have the meaning given in Section
           -----------------------
5.1(a).

          "Harvest Plan Summary" shall have the meaning given in Section 5.1(b).
           --------------------

          "Hazardous Materials" shall mean substances which are explosive,
           -------------------
corrosive, radioactive or toxic and any substances defined as hazardous substances, hazardous materials, toxic substances, toxic air contaminants or hazardous wastes under federal, state or local laws or regulations, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. (S) 9601 et seq.), the Superfund Amendments and
                                          -- ----
Reauthorization Act of 1986 (Pub.  L. 99-499, 100 Stat. 1617 (October 17,
1986)), and all amendments to these laws and regulations adopted or publications promulgated pursuant to these laws. Hazardous Materials shall also include, without limitation, those asbestos-containing materials defined and described in Environmental Protection Agency Report No. 560/5-85-024 (June 1985), or any related or successor report, or other applicable government regulations defining or describing such materials.

          "Market Stumpage Price" shall have the meaning given in Section
           ---------------------
6.2(b).

          "MBF" shall mean one thousand (1000) board feet, and a board foot is a
           ---
standard unit of measure for Timber, logs and lumber equal to a board one foot (1') wide, one foot (1') long and one inch (1") thick.

          "Merchantable Pulpwood" shall mean wood fiber other than Merchantable
           ---------------------
Sawlogs which, under Industry Practice, is saleable for use as raw materials in the manufacturing of fiberboard, oriented strandboard, paper products or other processed wood products.

          "Merchantable Sawlog" shall mean, generally, a log of suitable size
           -------------------
and quality for the production of lumber as determined in accordance with Industry Practice.

          "Merchantable Timber" shall mean Timber that will produce at least one
           -------------------
(1) Merchantable Sawlog or Merchantable Pulpwood.

          "Monthly Logging Report" shall have the meaning given in Section 6.5.
           ----------------------

          "Monthly Payment" shall have the meaning set forth in Section 6.3(a).
           ---------------

          "Permitted Exceptions" shall have the meaning given in Section 8.1(a).
           --------------------

          "Person" shall mean an individual, a partnership, a limited liability
           ------
company, a corporation, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

          "Prime Rate" shall mean the publicly announced prime rate or reference
           ----------
rate charged on the relevant date by the Memphis Office of NationsBank (or any successor bank thereto), or if there is no such publicly announced rate, the rate quoted by such bank in pricing ninety (90) day commercial loans to substantial commercial borrowers.

          "Product" shall mean a subcategory of a Fiber Category which, as of
           -------
the relevant time, has a distinct Market Stumpage Price based on its species, size, quality or other characteristics. For example, two Merchantable Sawlogs of the same species may have different prices per board foot based on their different diameters; each would constitute a distinct Product. Conversely, two Merchantable Pulpwood logs of different diameters and different species would constitute a single Product if they would realize the same price per ton. A single log may consist of multiple Products (e.g., the small end may be of insufficient diameter to constitute a Merchantable Sawlog, but may constitute Merchantable Pulpwood).

          "Prudent Logging Practices" shall mean those practices, procedures,
           -------------------------
methods, specifications and standards, including, but not limited to, best management practices as may be required by applicable law, as the same may change from time to time, as are commonly utilized by experienced and competent loggers of timberlands of significant size in the applicable Resource Region as good, safe and prudent logging practices.

          "Site Marking" shall have the meaning given in Section 5.5.
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

          "Softwood" shall mean Timber of those species, commonly referred to as
           --------
"softwood," which are conifers and generally nondeciduous, such as firs, pines, spruce and cedar.

          "Term" shall have the meaning given in Section 3.3.
           ----

          "Timber" shall mean a tree or trees standing uncut in the woods and
           ------
which is more than six years old.

          "Timber Co." shall mean Anderson-Tully Timber Co., a Mississippi
           ----------
corporation, and any Person who may succeed to its rights and obligations under this Agreement.

          "Timber Co. Event of Default" shall have the meaning given in Section
           ---------------------------
12.1.

          "Timber Co. Indemnified Parties" shall have the meaning given in
           ------------------------------
Section 4.2.

          "Timberlands" shall mean the Timber-growing property from time to time
           -----------
owned or leased by Anderson-Tully and a portion of which is subject to the Harvest Plan and accordingly is subject to this Agreement. Such Timberlands consist in the aggregate of approximately 328,000 acres along the Mississippi River between Louisiana and Southern Illinois, and are more precisely described on Exhibit A hereto.

          "Transfer" shall have the meaning given in Section 14.2.
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